Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Dividend

Montvale, New Jersey. December 5, 2023.  Balchem Corporation (NASDAQ: BCPC) today announced that on December 4, 2023, its Board of Directors declared a dividend on its shares of common stock equal to $0.79 per share on the Company’s issued and outstanding Common Stock, to be payable on January 19, 2024 to stockholders of record at the close of business on December 27, 2023.  This dividend represents an 11.3% increase over last year’s annual dividend.

Ted Harris, Balchem’s Chairman, President and CEO, said, “Balchem has a long-standing commitment to an annual dividend and we are pleased to announce the continuation of that commitment.  This dividend represents the fifteenth consecutive increase in our annual dividend, reflecting both the consistently outstanding financial performance the company has delivered and the Board’s continued confidence in our long-term strategies.”

About Balchem Corporation

Balchem Corporation develops, manufactures and markets specialty ingredients that improve and enhance the health and well-being of life on the planet, providing state-of-the-art solutions and the finest quality products for a range of industries worldwide. The company reports three business segments: Human Nutrition & Health; Animal Nutrition & Health; and Specialty Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market.

Forward-Looking Statements

This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s Annual Report on Form 10-K for the year ended December 31, 2022 and other factors that may be identified in our other SEC filings. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no obligation to update or revise any forward-looking statements as of any future date.

Contact:	Jacqueline Yarmolowicz Balchem Corporation (Telephone: 845-326-5600)